UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 3, 2008

QPC LASERS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28153	20-1568015
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15632 Roxford Street, Sylmar, California	91342
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 986-0000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

As previously reported, QPC Lasers, Inc. (the “Company”) is suffering from a severe liquidity crisis and both the Company and its wholly owned subsidiary, Quintessence Photonics Corporation ("Quintessence"), are in default on various debt obligations.  The Company has had discussions with numerous potential investors and plans to continue seeking potential investors.  However, to date, the Company has not identified any investors who are prepared to make an investment in the Company sufficient to enable the Company to conduct business as a viable enterprise.

As a result, it is probable that the Company will seek protection under the federal bankruptcy laws in the next several days.  Such filing may be under Chapter 7 or Chapter 11 of the federal bankruptcy laws. With a view to increasing the funds available for its creditors, the Company is currently negotiating a possible sale of the assets of Quintessence through a Chapter 11 proceeding under the federal bankruptcy code.  Quintessence owns substantially all the assets of the Company, including its intellectual property rights.  While such negotiations are pending, no agreement has been reached and the Company cannot predict at this time if such negotiations will be successful.  Failure to arrange an asset sale through Chapter 11 will increase the likelihood of a filing under Chapter 7 of the federal bankruptcy laws.

Based on the terms of the current negotiations, the Company expects that the cash proceeds available through an asset sale would be substantially less than the amount currently due Finisar Corporation, the senior secured creditor of Quintessence.  Consequently, the Company does not expect that there will be any funds available for its shareholders if the Company conducts an asset sale through Chapter 11 or if the Company seeks protection under Chapter 7.  As the asset sale negotiations are still pending, the Company does not know what proposal, if any, will be made to the Company's creditors in the context of a proposed asset sale under Chapter 11.

Conversion Price Reset under 2007 Debentures and 2008 Debentures

As previously reported, the Company is in default of its obligations under its 10% Secured Convertible Debentures issued in April and May of 2007 (the “2007 Debentures”). Following an Event of Default (as defined in the 2007 Debentures), the conversion price for the 2007 Debentures shall be decreased (but not increased) on the first trading day of each calendar month thereafter (the “Default Adjustment Date”) until the Default Amount (as defined in the 2007 Debentures) is paid in full, to a conversion price (the “Default Reset Price”) equal to the lesser of (i) the conversion price then in effect, or (ii) the lowest “Market Price” that has occurred on any Default Adjustment Date since the date the Event of Default began. The “Market Price” is defined in the 2007 Debentures as the volume weighted average price of the common stock during the ten consecutive trading days period immediately preceding the date in question. As of November 1, 2008, the Default Reset Price is $0.0298.

A holder of a 2007 Debenture may elect upon written notice to require the Company to issue, in lieu of payment of all or any specified portion of the unpaid portion of the Default Amount, a number of shares of common stock, subject to the ownership limitations on the conversion of the 2007 Debentures contained therein, equal to all or the specified portion of the Default Amount divided by the Default Reset Price then in effect. However, with the new lower conversion price, the Company will not be able to honor any conversions that cause its issued shares to exceed the 180,000,000 shares authorized for issuance under its Articles of Incorporation unless the Company obtains shareholder consent to authorize the issuance of additional shares. As of October 31, 2008, we have 51,380,913 shares of common stock issued and outstanding, which shares do not include shares to be issued pursuant to conversion notices received on or after October 27, 2008. Such shares have not yet been issued as of October 31, 2008.

In addition, the conversion price of the Company’s 10% Secured Convertible Debentures issued in May and July of 2008 (the “2008 Debentures”) has been adjusted to the Default Reset Price pursuant to the conversion price adjustment provisions of the 2008 Debentures.

Safe Harbor Statement

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company's financing plans, objectives, expectations and intentions and other statements identified by words such as may, could, would, should, believes, expects, anticipates, estimates, intends, plans or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those risks identified in the Company's annual report on Form 10-KSB and other filings made by the Company with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

[Signature page follows.]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QPC LASERS, INC.

Dated: November 3, 2008	By:	/s/ George Lintz
George Lintz
Chief Financial Officer